UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 05, 2023

Sight Sciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40587	80-0625749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4040 Campbell Avenue Suite 100
Menlo Park, California		94025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877 266-1144

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SGHT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition

On January 9, 2023, Sight Sciences, Inc. (the "Company") announced its preliminary unaudited financial results for the fourth quarter and year ended December 31, 2022. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this "Current Report").

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Transition of Chief Financial Officer and Treasurer

Effective January 9, 2023, Jesse Selnick, the Company’s Chief Financial Officer and Treasurer, stepped down from his positions with the Company effective immediately. The Company and Mr. Selnick entered into an agreement pursuant to which Mr. Selnick will provide certain transition consulting services to the Company through the earlier of April 30, 2023 or 15 days after the appointment of Mr. Selnick’s successor. Mr. Selnick’s resignation is not the result of a disagreement with the Company or its independent registered public accountants on any matter relating to the Company’s operations, policies or practices.

Appointment of Interim Chief Financial Officer and Treasurer

Effective January 9, 2023, Jim Rodberg, the Company’s Vice President of Finance and Corporate Controller, was appointed by the Board of Directors of the Company (the “Board”) to serve as interim Chief Financial Officer and Treasurer until the appointment of Mr. Selnick’s successor. Mr. Rodberg will also serve as the Principal Financial Officer and Principal Accounting Officer of the Company. The Company has commenced a search for Mr. Selnick’s permanent successor with the assistance of an independent executive search firm.

Mr. Rodberg, age 40, has served as the Company’s Vice President of Finance and Corporate Controller since May 2021. Prior to joining the Company, Mr. Rodberg served as the Vice President of Finance from 2020 to 2021, and the Vice President of Internal Audit from 2018 to 2020, at nVent Electric PLC. From 2017 to 2018, Mr. Rodberg served as Director of Finance at Abbott Laboratories (“Abbott”). In 2017, Abbott acquired St. Jude Medical, Inc., where Mr. Rodberg served in progressive leadership positions in finance and accounting since 2009. From 2005 to 2009, Mr. Rodberg worked in the audit and assurance division of Deloitte Touche Tohmatsu Limited. Mr. Rodberg holds a B.S. in Accounting from the University of Minnesota.

Mr. Rodberg has no family relationships with any director or executive officer of the Company. There are no arrangements or understandings between Mr. Rodberg and any other person pursuant to which Mr. Rodberg was appointed as an executive officer. Additionally, there are no transactions involving Mr. Rodberg that would require disclosure under Item 404(a) of Regulation S-K.

Transition of Director

Effective January 5, 2023, Mack Hicks stepped down as a Class II director and as a member of the Audit Committee of the Board (the “Audit Committee”). Mr. Hicks’ resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Hicks’ resignation, the Board reduced the number of directors constituting the full Board from nine to eight consistent with the Company’s Amended and Restated Bylaws.

Appointment of Audit Committee Member

Effective January 8, 2023, Tamara R. Fountain, M.D., a current Class III director, was appointed to serve as a member of the Audit Committee.

Item 7.01 Regulation FD Disclosure.

On January 9, 2023, the Company issued a press release announcing the transition of Mr. Selnick and Mr. Hicks and the appointment of Mr. Rodberg, as well as preliminary unaudited financial results for the fourth quarter and year ended December 31, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated into Items 2.02 and 7.01 by reference.

On January 9, 2023, the Company posted an investor presentation to its website at https://investors.sightsciences.com/. The Company expects to use the investor presentation, in whole or in part, in connection with presentations to investors, analysts and other interested parties. A copy of the investor presentation is furnished as Exhibit 99.2 to this Current Report.

The information in Items 2.02 and 7.01 of this Current Report, including Exhibits 99.1 and 99.2 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be deemed incorporated by reference into any filing of the

Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated January 9, 2023.
99.2	Sight Sciences Investor Presentation dated January 9, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sight Sciences, Inc.

Date:	January 9, 2023	By:	/s/ Paul Badawi
President and Chief Executive Officer